Exhibit 99.1

News from Xerox

Public Relations Office:	FOR IMMEDIATE RELEASE
800 Long Ridge Road
Stamford, CT 06904
203-968-4644

XEROX REPORTS THIRD-QUARTER EARNINGS OF 27 CENTS PER SHARE

•	Total revenue up 12 percent, post-sale up 11 percent as reported
•	Total color revenue up 13 percent
•	Services annuity up 8 percent year to date

STAMFORD, Conn., October 19, 2007 – Xerox Corporation (NYSE: XRX) announced today third-quarter 2007 earnings per share of 27 cents.

Total revenue of $4.3 billion grew 12 percent in the quarter with post-sale and financing revenue – Xerox’s annuity streams that represent more than 70 percent of total revenue – up 11 percent. Both total revenue and post-sale revenue included a currency benefit of 3 percentage points as well as the benefit from Xerox’s acquisition of Global Imaging Systems.

The company’s earnings per share of 27 cents compares to 54 cents from third-quarter 2006, which included a 45-cent tax gain partially offset by restructuring and litigation charges of 14 cents per share.  Excluding these items, earnings per share for third-quarter 2007 is up 17 percent from the adjusted prior year EPS.

“This quarter’s solid results are proof positive that our business model is on track, generating double-digit profit growth and fueling a strong annuity pipeline that serves us well for the long term,” said Anne M. Mulcahy, Xerox chairman and chief executive officer.

“With the industry’s broadest set of digital color systems, we’re knocking down cost and quality barriers to make color printing affordable for businesses of any size. Now, color makes up more than half of our total equipment sales,” she added. “Our investments in innovation, rich portfolio of services, and acquisitions of companies that strengthen our leadership in document management are delivering value for our customers and our shareholders. The result is strong third-quarter performance, leading us to increase our expectations for full-year earnings growth.”

Xerox Reports Third-Quarter 2007 Earnings / 2

A fundamental measure of Xerox’s business is increasing the number of Xerox systems installed in customers’ workplaces. This install activity generates sales of supplies and services that are expected to drive gains in post-sale revenue. During the third quarter, install activity increased 69 percent for Xerox’s office color multifunction devices, including the WorkCentre® and Phaser® families that print, copy, fax and scan. In addition, installs of color production systems grew 14 percent as demand was up for the Xerox iGen3® Digital Production Press and DocuColor® systems that enable commercial printers and large enterprises to publish books, personalize marketing collaterals, customize transactional statements and more.

During the third quarter, Xerox saw the benefit of the 38 office and production products launched this year as well as broader distribution to small and mid-size businesses through the acquisition of Global Imaging Systems. Equipment sales were up 14 percent over the prior year, including a 2 point benefit from currency. Already in 2007, Xerox has rolled out more than twice the number of new products it launched last year. Today, more than two-thirds of Xerox’s equipment sale revenue comes from products launched in the past two years.

Revenue from color grew 13 percent in the third quarter and now represents 39 percent of Xerox’s total revenue, up 3 points from the third quarter of 2006. Xerox color devices produce the highest volume of pages in the industry and are on pace to produce more than 40 billion color pages this year. In the third quarter, the number of color pages grew 32 percent, and now represent 13 percent of total pages, up 3 points from the prior year. Color performance excludes Global Imaging Systems results.

Xerox services help businesses simplify work processes, manage office technology and in-house print shops, digitize paper files, create digital archives and much more. Through multiyear, multimillion dollar contracts, the company’s document management services generated about $2.5 billion in annuity revenue through the third quarter of the year, an 8 percent increase in post-sale revenue from services. Xerox recently signed several services contracts including a $93 million contract with the U.S. Navy to provide equipment and services for its entire fleet and a $82 million document management contract with EUROPART, Europe’s leading commercial vehicle parts distributor. Xerox Global Services will manage the German company’s office and production print services, invoice processing and customer service centers.

Xerox’s production business provides commercial printers and document-intensive industries with high-speed digital printing and services that enable on-demand, personalized printing. Total production revenue increased 6 percent in the third quarter including a 4 point currency benefit. Production color installs grew 14 percent reflecting strong activity for the Xerox iGen3 and DocuColor systems. Installs of production black-and-white systems declined 8 percent. Demand for the Xerox Nuvera® EA and Xerox Nuvera 288 digital presses as well as continuous feed systems only partially offset declines from other higher-end and light-production systems.

Xerox Reports Third-Quarter 2007 Earnings / 3

Xerox continues to drive the demand for color in the office with the recent rollout of new solid-ink devices that for the first time enable customers to print in color at the same price as printing in black and white. Total office revenue was up 14 percent in the third quarter including a 3 point benefit from currency. Installs of the company’s WorkCentre black-and-white systems increased 9 percent including an 8 percent increase in activity for Xerox’s mid-range line of multifunction devices. Installs for office color multifunction devices grew 69 percent in the quarter.

Gross margins were 40.1 percent, about flat from third quarter of 2006. Selling, administrative and general expenses were 25.4 percent of revenue, also about the same as the prior year. Xerox generated operating cash flow of $286 million in the third quarter. The company said it is on track to deliver $1.5 billion in operating cash flow for the full year.

Since launching its stock buyback program in October 2005, Xerox to date has repurchased about 129 million shares, totaling $2 billion of its $2.5 billion program.

Last week, Xerox closed on its $32 million acquisition of Advectis, Inc., which provides one of the mortgage industry’s most widely-used solutions for electronic document collaboration. The all-cash purchase of Advectis expands Xerox’s expertise in automating work processes, helping customers in document-intensive businesses like lending and finance to reduce costs and simplify how work gets done.

Xerox expects fourth-quarter earnings in the range of 39 – 41 cents per share, delivering full-year 2007 earnings of $1.18 – $1.20.

-XXX-

Media Contacts:

Michael Moeller, Xerox Corporation 203-968-3135, michael.moeller@xerox.com

Christa Carone, Xerox Corporation, 203-968-4644, christa.carone@xerox.com

Xerox Reports Third-Quarter 2007 Earnings / 4

Note: This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that the future business operations of Global Imaging Systems (GIS) will not be successful; the risk that customer retention and revenue expansion goals for the GIS transaction will not be met and that disruptions from the GIS transaction will harm relationships with customers, employees, agents, distributors and suppliers; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2007 as well as in our 2006 Form 10-K filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For more information on Xerox, visit http://www.Xerox.com or http://www.Xerox.com/news. XEROX®, Xerox Nuvera®, Phaser®, Workcenter® and iGen3® are trademarks of XEROX CORPORATION. DocuColor® is used under license.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
(in millions, except per-share data)	2007	2006		2007	2006
Revenues
Sales	$2,030	$1,736	17%	$5,713	$5,284	8%
Service, outsourcing and rentals	2,068	1,900	9%	6,019	5,600	7%
Finance income	204	208	(2)%	614	632	(3)%

Total Revenues	4,302	3,844	12%	12,346	11,516	7%

Costs and Expenses
Cost of sales	1,316	1,142	15%	3,686	3,417	8%
Cost of service, outsourcing and rentals	1,183	1,083	9%	3,449	3,211	7%
Equipment financing interest	79	75	5%	236	227	4%
Research, development and engineering expenses	233	230	1%	674	685	(2)%
Selling, administrative and general expenses	1,091	985	11%	3,126	2,988	5%
Restructuring and asset impairment charges	(3)	110	*	(7)	146	*
Other expenses, net	79	128	(38)%	214	278	(23)%

Total Costs and Expenses	3,978	3,753	6%	11,378	10,952	4%

Income before Income Taxes and Equity Income**	324	91	*	968	564	72%
Income tax expenses (benefits)	97	(416)	*	275	(347)	*
Equity in net income of unconsolidated affiliates	27	29	(7)%	60	85	(29)%

Net Income	$254	$536	(53)%	$753	$996	(24)%

Basic Earnings per Share	$0.27	$0.55	(51)%	$0.80	$1.03	(22)%
Diluted Earnings per Share	$0.27	$0.54	(50)%	$0.79	$0.99	(20)%

*	Percent not meaningful.
**	Referred to as “pre-tax income” throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions, except share data in thousands)	September 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$848	$1,399
Short-term investments	—	137

Total cash, cash equivalents and short-term investments	848	1,536
Accounts receivable, net	2,572	2,199
Billed portion of finance receivables, net	323	273
Finance receivables, net	2,628	2,649
Inventories	1,450	1,163
Other current assets	955	934

Total current assets	8,776	8,754
Finance receivables due after one year, net	4,897	4,922
Equipment on operating leases, net	553	481
Land, buildings and equipment, net	1,579	1,527
Investments in affiliates, at equity	901	874
Intangible assets, net	622	286
Goodwill	3,482	2,024
Deferred tax assets, long-term	1,472	1,790
Other long-term assets	1,115	1,051

Total Assets	$23,397	$21,709

Liabilities and Common Shareholders’ Equity
Short-term debt and current portion of long-term debt	$1,021	$1,485
Accounts payable	1,260	1,133
Accrued compensation and benefits costs	595	663
Other current liabilities	1,401	1,417

Total current liabilities	4,277	4,698
Long-term debt	7,038	5,660
Liability to subsidiary trust issuing preferred securities	620	624
Pension and other benefit liabilities	1,336	1,336
Post-retirement medical benefits	1,512	1,490
Other long-term liabilities	756	821

Total Liabilities	15,539	14,629
Common stock, including additional paid-in-capital	4,375	4,666
Treasury stock, at cost	(212)	(141)
Retained earnings	4,953	4,202
Accumulated other comprehensive loss	(1,258)	(1,647)

Total Common Shareholders’ Equity	7,858	7,080

Total Liabilities and Common Shareholders’ Equity	$23,397	$21,709

Shares of common stock issued	936,765	954,568
Treasury stock	(12,339)	(8,363)

Shares of common stock outstanding	924,426	946,205

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
(in millions)
Cash Flows from Operating Activities:
Net income	$254	$536	$753	$996
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	171	163	485	481
Provisions for receivables and inventory	48	38	142	104
Net gain on sales of businesses and assets	(1)	(11)	(5)	(23)
Undistributed equity in net income of unconsolidated affiliates	(25)	(27)	(43)	(61)
Stock-based compensation	27	17	62	45
Restructuring and asset impairment charges	(3)	110	(7)	146
Cash payments for restructurings	(61)	(42)	(195)	(184)
Contributions to pension benefit plans	(197)	(40)	(252)	(320)
Increase in inventories	(29)	(74)	(189)	(226)
Increase in equipment on operating leases	(84)	(73)	(229)	(186)
Decrease in finance receivables	50	108	270	343
(Increase) decrease in accounts receivable and billed portion of finance receivables	(111)	9	(227)	(103)
Decrease in other current and long-term assets	22	28	76	57
Increase in accounts payable and accrued compensation	150	134	77	164
Net change in income tax assets and liabilities	57	(422)	200	(420)
Net change in derivative assets and liabilities	(20)	18	(44)	24
Increase (decrease) in other current and long-term liabilities	19	45	(8)	38
Other, net	19	13	(5)	22

Net cash provided by operating activities	286	530	861	897

Cash Flows from Investing Activities:
Purchases of short-term investments	—	(22)	(18)	(121)
Proceeds from sales of short-term investments	19	101	155	245
Cost of additions to land, buildings and equipment	(56)	(54)	(164)	(131)
Proceeds from sales of land, buildings and equipment	7	15	13	18
Cost of additions to internal use software	(29)	(21)	(83)	(52)
Proceeds from divestitures and investments, net	—	3	—	153
Acquisitions, net of cash acquired	(27)	(175)	(1,557)	(175)
Net change in escrow and other restricted investments	12	(42)	52	(64)

Net cash used in investing activities	(74)	(195)	(1,602)	(127)

Cash Flows from Financing Activities:
Cash proceeds from new secured financings	4	28	62	102
Debt payments on secured financings	(885)	(288)	(1,317)	(1,393)
Net cash proceeds on other debt	859	495	1,855	1,286
Payment of liability to subsidiary trust issuing preferred securities	—	—	—	(100)
Preferred stock dividends	—	(14)	—	(43)
Proceeds from issuances of common stock	8	21	59	49
Excess tax benefits from stock-based compensation	3	5	21	15
Payments to acquire treasury stock	(212)	(226)	(501)	(689)
Other	(20)	(2)	(35)	(5)

Net cash (used in) provided by financing activities	(243)	19	144	(778)

Effect of exchange rate changes on cash and cash equivalents	29	—	46	22

(Decrease) increase in cash and cash equivalents	(2)	354	(551)	14
Cash and cash equivalents at beginning of period	850	982	1,399	1,322

Cash and cash equivalents at end of period	$848	$1,336	$848	$1,336

Financial Review

Summary

Revenues

	Three Months Ended September 30,		Change
(in millions)	2007	2006
Equipment sales	$1,156	$1,012	14%
Post sale and other revenue[1]	2,942	2,624	12%
Finance income	204	208	(2)%

Total Revenues	$4,302	$3,844	12%

Reconciliation to Condensed Consolidated Statements of Income

Sales	$2,030	$1,736
Less: Supplies, paper and other sales	(874)	(724)

Equipment sales	$1,156	$1,012

Service, outsourcing and rentals	$2,068	$1,900
Add: Supplies, paper and other sales	874	724

Post sale and other revenue	$2,942	$2,624

Memo: Color[2]	$1,564	$1,379

[1]

Post sale revenue is largely a function of the equipment placed at customer locations, the volume of prints and copies that our customers make on that equipment, the mix of color pages, as well as associated services.

[2]	Color revenues represent a subset of total revenues and exclude GIS revenues.

Third quarter 2007 total revenues grew 12% compared to the third quarter 2006. Currency had a 3-percentage point positive impact on total revenues in the quarter. Our consolidated 2007 results include the results of Global Imaging Systems (GIS) since May 9, 2007, the effective date of the acquisition. When including GIS in our 2006 results3, third quarter 2007 total revenue grew 4%, with a 2-percentage point benefit from currency. Total revenues included the following:

•

11% increase in post sale, financing and other revenue, or 6% including GIS in our 2006 results[3]. This included a 3-percentage point benefit from currency. Growth in GIS, color products, DMO, document management services and licensing revenue more than offset a decline in black-and-white digital office revenue and light lens products.

•

9% increase in service, outsourcing, and rentals revenue to $2,068 million reflected the inclusion of GIS, growth in document management services and technical service revenue. Supplies, paper, and other sales of $874 million grew 21% year-over-year due to the inclusion of GIS as well as growth in DMO.

•

14% increase in equipment sales revenue, or unchanged including GIS in our 2006 results[3]. This included a 2-percentage point benefit from currency. Growth in office multifunction color and production color install activity was offset by overall price declines of between 5% and 10%, declines in production black-and-white products and color printers, as well as an increased proportion of equipment installed under operating lease contracts where revenue is recognized over-time in post sale. More than two-thirds of the third quarter 2007 equipment sales were generated from products launched in the past 24 months.

•	13% growth in color revenue[2]. Color revenue of $1,564 million comprised 39% of total revenue in the third quarter 2007, excluding GIS, compared to 36% in the third quarter 2006[4], reflecting:

•

17% growth in color post sale, financing and other revenue. Color represented 35% of post sale, financing and other revenue in the third quarter 2007, excluding GIS, versus 31% in the third quarter 2006[4].

•	8% growth in color equipment sales revenue. Color sales represented 51% of total equipment sales in the third quarter 2007, excluding GIS, versus 48% in the third quarter 2006[4].

[3]

The percentage point impacts from GIS reflect the revenue growth year-over-year after including GIS’ results from third quarter 2006 on a proforma basis. See page 13 for an explanation of this non-GAAP measure.

[4]

Total color, color post sale, financing and other, and color equipment sales revenues comprised 36%, 33% and 45% in 2007, respectively, if calculated on total, total post sale, financing and other, and total equipment sales revenues, including GIS. GIS is excluded from the color information presented, as the breakout of the information required to make this computation for all periods is not available.

Notes:

Approximately 75% of GIS revenue is included in the Office segment representing those sales and services that align to our Office segment, and 25% is in the Other segment.

Install activity percentages include the Xerox-branded shipments to GIS.

Net Income

Third quarter 2007 net income of $254 million, or $0.27 per diluted share decreased $282 million or $0.27 per diluted share from the third quarter 2006.

Third quarter 2006 net income of $536 million, or $0.54 per diluted share, included a $448 million, or $0.45 per diluted share, income tax benefit related to the finalization of the 1999-2003 Internal Revenue Service (“IRS”) tax audit, as well as charges for after-tax restructuring of $72 million ($110 million pre-tax), or $0.07 per diluted share, and charges of $68 million ($68 million pre-tax) for litigation matters related to probable losses for Brazilian labor-related contingencies, or $0.07 per diluted share.

The calculations of basic and diluted earnings per share are included as Appendix I.

Operations Review

	Three Months Ended September 30,
(in millions)	Production	Office	DMO	Other	Total
2007
Equipment sales	$290	$653	$156	$57	$1,156
Post sale and other revenue	785	1,323	378	456	2,942
Finance income	76	123	1	4	204

Total Revenues	$1,151	$2,099	$535	$517	$4,302

Segment Profit	$97	$225	$32	$6	$360

Operating Margin	8.4%	10.7%	6.0%	1.2%	8.4%

2006
Equipment sales	$285	$555	$143	$29	$1,012
Post sale and other revenue	723	1,172	333	396	2,624
Finance income	80	122	2	4	208

Total Revenues	$1,088	$1,849	$478	$429	$3,844

Segment Profit	$73	$183	$28	$15	$299

Operating Margin	6.7%	9.9%	5.9%	3.5%	7.8%

Refer to Appendix II for the reconciliation of Segment Operating Profit to Pre-tax Income

Production

Revenue

Third quarter 2007 Production revenue of $1,151 million increased 6%, including a 4-percentage point benefit from currency, reflecting:

•	9% increase in post sale and other revenue as growth from digital products more than offset declines in revenue from older light lens technology.

•

2% increase in equipment sales revenue reflecting growth in production color systems offset by declines in production black-and-white systems and an increased proportion of equipment installed under operating lease contracts where revenue is recognized over-time in post sale.

•	14% growth in installs of production color products driven by DocuColor® 242/252/260 family, Docucolor 5000, 8000 and iGen3® activity.

•

8% decline in installs of production black-and-white systems including a decline in installs of light production and high-volume production printing systems partially offset by recently launched Xerox Nuvera® systems and continuous feed systems install growth.

Operating Profit

Third quarter 2007 Production profit of $97 million increased $24 million from third quarter 2006 primarily reflecting higher gross profit due to increased revenue.

Office

Revenue

Third quarter 2007 Office revenue of $2,099 million increased 14%, including a 3-percentage point benefit from currency, reflecting:

•	13% increase in post sale and other revenue, reflecting the inclusion of GIS as well as growth from color multifunction devices and color printers.

•	18% increase in equipment sales revenue, reflecting the inclusion of GIS as well as color multifunction products install growth.

•	69% color multifunction device install growth led by strong demand for Xerox WorkCentre® products.

•	9% increase in installs of black-and-white copiers and multifunction devices, including 9% growth in Segment 1&2 products (11-30 ppm) and 8% growth in Segment 3-5 products (31-90 ppm).

•	10% decline in color printer installs due to lower OEM sales.

Operating Profit

Third quarter 2007 Office profit of $225 million increased $42 million from third quarter 2006 as a result of higher gross profit due to increased revenue.

DMO

Revenue

Third quarter 2007 DMO revenue of $535 million increased 12%, reflecting:

•	Strong performance in Eurasia and Central and Eastern Europe.

•	14% increase in post sale and other revenue, driven primarily by increased supplies, document management services and paper revenue.

•

9% increase in equipment sales revenue, reflecting install growth in office multifunction devices, light production black-and-white and production color systems. DMO equipment sales consist of Office and Production products, including a large proportion of sales of Segment 1&2 office products.

Operating Profit

Third quarter 2007 DMO profit of $32 million increased $4 million from 2006 reflecting higher gross profit primarily from increased revenue partially offset by increased SAG expenses.

Other

Revenue

Third quarter 2007 Other revenue of $517 million increased 21%, including a 3-percentage point benefit from currency, primarily reflecting the inclusion of GIS and increased licensing revenue as well as increased paper, value-added services and wide-format revenue. Paper comprised approximately half of third quarter 2007 Other segment revenue.

Operating Profit

Third quarter 2007 Other profit of $6 million decreased $9 million from third quarter 2006 due to higher interest expense in 2007 and the 2006 gain from the sale of a facility that were only partially offset by increased licensing revenue.

Costs, Expenses and Other Income

Gross Margin

	Three Months Ended September 30,		Change
	2007	2006
Gross Margin
Sales	35.2%	34.2%	1.0 pts
Service, outsourcing and rentals	42.8%	43.0%	(0.2) pts
Financing Income	61.3%	63.9%	(2.6) pts
Total	40.1%	40.2%	(0.1) pts

Third quarter 2007 total gross margin of 40.1% decreased 0.1-percentage points compared to the third quarter 2006.

Sales gross margin increased 1.0-percentage points compared to the third quarter 2006 primarily as cost improvements, product mix and other variances more than offset the 2.1-percentage point impact of price declines.

Service, outsourcing and rentals margin decreased 0.2-percentage points, as cost improvements and favorable product mix did not fully offset price declines and other variances.

Financing income margin declined 2.6-percentage points primarily from additional interest expense due to higher interest rates.

Research, Development and Engineering Expenses (“R,D&E”)

	Three Months Ended September 30,		Change
	2007	2006
R,D&E % Revenue	5.4%	6.0%	(0.6) pts

R,D&E of $233 million in the third quarter 2007 was $3 million higher than the third quarter 2006. R&D of $195 million increased $3 million and sustaining engineering costs of $38 million were unchanged from third quarter 2006.

We invest in technological development, particularly in color, and believe our R&D spending is sufficient to remain technologically competitive. Xerox R&D is strategically coordinated with Fuji Xerox.

Selling, Administrative and General Expenses (“SAG”)

	Three Months Ended September 30,
	2007	2006	Change
SAG % Revenue	25.4%	25.6%	(0.2) pts

SAG expenses of $1,091 million in the third quarter 2007 were $106 million higher than the third quarter 2006, including a $26 million negative impact from currency. The SAG expense increase reflected the following:

•	$50 million increase in selling expenses primarily reflecting the inclusion of GIS partially offset by the benefits from 2006 restructuring programs intended to realign our sales infrastructure.

•	$59 million increase in general and administrative (“G&A”) expenses primarily from the inclusion of GIS expenses.

•	$3 million decrease in bad debt expense.

Worldwide Employment

Worldwide employment of 57,100 at September 30, 2007, increased approximately 3,400 from year-end 2006 primarily reflecting the addition of GIS personnel and the hiring of former contract employees in certain Latin American subsidiaries, partially offset by reductions from the 2006 restructuring programs.

Other Expenses, Net

	Three Months Ended September 30,
(in millions)	2007	2006
Non-financing interest expense	$75	$63
Interest income	(12)	(18)
Gains on sales of businesses and assets	(1)	(11)
Currency (gains) losses, net	(8)	7
Amortization of intangible assets	13	10
Legal matters	(1)	69
Other expenses, net	13	8

Total	$79	$128

Non-Financing Interest Expense

Third quarter 2007 non-financing interest expense of $75 million was $12 million higher than the third quarter 2006, due to higher average debt balances.

Gains on Sales of Businesses and Assets

Third quarter 2006 gains of $11 million primarily reflected the gain on the sale of a facility.

Currency (Gains) Losses, Net

Net third quarter 2007 currency gains of $8 million and net third quarter 2006 losses of $7 million primarily reflect the mark-to-market of derivative contracts which economically hedge the cost of anticipated foreign currency denominated payments. The change from 2006 is primarily attributable to currency fluctuations.

Legal Matters

Third quarter 2006 legal expenses of $69 million primarily consisted of a $68 million charge for probable losses on Brazilian labor related litigation matters.

Income Taxes

In the third quarter 2007, we recorded income tax expense of $97 million compared to a $(416) million income tax benefit in the third quarter 2006. The effective tax rate for the third quarter 2007 was 29.9% versus (457.1)% in the third quarter 2006.

The third quarter 2007 effective tax rate of 29.9% was lower than the U.S. statutory tax rate of 35.0% primarily reflecting tax benefits from the geographical mix of income before taxes and the related effective tax rates in those jurisdictions and the utilization of foreign tax credits, partially offset by changes in tax law.

The 2006 third quarter effective tax rate of (457.1)% was lower than the U.S. statutory tax rate of 35.0% primarily due to $448 million of income tax benefits from the resolution of certain tax issues associated with the 1999-2003 IRS audit, $11 million from a tax treaty change and the geographical mix of income and the related effective tax rates in those jurisdictions. These tax benefits were partially offset by losses in certain jurisdictions where we are not providing tax benefits and continue to maintain deferred tax valuation allowances.

Our effective tax rate is based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions, as well as available foreign tax credits. In addition, our effective tax rate will change based on discrete or other nonrecurring events that may not be predictable. We anticipate that our effective tax rate for the fourth quarter will approximate 30%, excluding the effects of any future discrete events and we expect our full year 2007 tax rate to be approximately 29%.

Equity in Net Income of Unconsolidated Affiliates

Equity in net income of unconsolidated affiliates of $27 million decreased $2 million compared to third quarter 2006.

Capital Resources and Liquidity

The following tables summarize our cash, cash equivalents and short-term investments for the three months ended September 30, 2007 and 2006:

	Three Months Ended September 30,
(in millions)	2007	2006	Amount Change
Net cash provided by operating activities	$286	$530	$(244)
Net cash used in investing activities	(74)	(195)	121
Net cash (used in) provided by financing activities	(243)	19	(262)
Effect of exchange rate changes on cash and cash equivalents	29	—	29

(Decrease) increase in cash and cash equivalents	(2)	354	(356)
Cash and cash equivalents at beginning of period	850	982	(132)

Cash and cash equivalents at end of period	$848	$1,336	$(488)

Cash, cash equivalents and Short-term investments reported in our Consolidated Financial Statements were as follows:

	2007	2006
Cash and cash equivalents	$848	$1,336
Short-term investments	—	120

Total Cash, cash equivalents and Short-term investments	$848	$1,456

Cash Flows from Operating Activities

Net cash provided by operating activities of $286 million in the third quarter 2007 decreased $244 million from third quarter 2006 primarily due to the following:

•	$120 million increase in pre-tax income before restructuring charges.

•	$34 million increase due to lower inventory growth of $45 million partially offset by increased placements of equipment on operating leases of $11 million.

•

$157 million decrease due to a $158 million contribution to our US pension plans to be 100% funded on a current liability basis. In 2006, $226 million in comparable contributions to our US pension plans were made in the second quarter.

•

$120 million decrease due to higher accounts receivables reflecting increased revenue and timing of collections. The third quarter 2007 included a $64 million sale of receivables as compared to a $57 million sale in the second quarter 2007 as part of a risk management program.

•	$58 million decrease due to lower net run-off of finance receivables.

•	$19 million decrease due to higher restructuring payments related to previously reported actions.

•	$34 million decrease reflecting higher net tax payments due to increased taxable income.

Cash Flows from Investing Activities

Net cash used in investing activities was $74 million in the third quarter 2007. The increase in cash flows of $121 million from third quarter 2006 was primarily due to the following:

•	$148 million relative increase as third quarter 2006 included the acquisition of Amici LLC for $175 million.

•	$54 million increase from higher net releases in escrow and other restricted cash balances as we continue to run-off our secured borrowing programs.

•	$60 million decrease reflecting lower net proceeds from sales of short-term investments that were fully liquidated this quarter.

•	$10 million decrease due to higher capital and internal use software expenditures.

Cash Flows from Financing Activities

Net cash used in financing activities was $243 million in the third quarter 2007. The decrease in cash flows of $262 million from third quarter 2006 was primarily due to the following:

•

$621 million decrease due to higher third quarter 2007 net repayments of secured debt primarily reflecting the previously disclosed termination of our secured financing program with GE in the U.K for $593 million and the repayment of secured borrowings to DLL for $153 million.

•

$364 million increase in net unsecured borrowings, reflecting $400 million net proceeds from zero coupon bonds issued in private placement transactions and a $161 million unsecured borrowing in the Netherlands to fund the DLL repayment.

•	$13 million decrease due to lower proceeds from the issuance of common stock, resulting from decreases in exercised stock options.

Customer Financing Activities and Debt

The following represents our total finance assets associated with our lease and finance operations:

(in millions)	September 30, 2007	December 31, 2006
Total Finance receivables, net (1)	$7,848	$7,844
Equipment on operating leases, net	553	481

Total Finance Assets, net	$8,401	$8,325

(1)	Includes (i) billed portion of finance receivables, net, (ii) finance receivables, net and (iii) finance receivables due after one year, net as included in our Condensed Consolidated Balance Sheets.

As of September 30, 2007, approximately 11% of total debt was secured by finance receivables and other assets compared to 29% at December 31, 2006.

Subsequent Events

On September 12, 2007, we agreed to acquire Advectis, Inc. (“Advectis”), a privately-owned provider of a web-based solution to electronically manage the process needed to underwrite, audit, collaborate, deliver and archive mortgage loan documents for $32 million in cash. The acquisition of Advectis closed on October 11, 2007.

On October 12, 2007, our secured warehouse financing facility in France matured and we repaid the outstanding borrowings of €331 million (U.S. $469 million) under this program. To fund this repayment we borrowed €330 million through a floating rate unsecured bank bridge loan due March 31, 2008.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. These factors include but are not limited to the risk that the future business operations of Global Imaging Systems (“GIS”) will not be successful; the risk that customer retention and revenue expansion goals for the GIS transaction will not be met and that disruptions from the GIS transaction will harm relationships with customers, employees, agents, distributors and suppliers; the risk that unexpected costs will be incurred; the outcome of litigation and regulatory proceedings to which we may be a party; actions of competitors; changes and developments affecting our industry; quarterly or cyclical variations in financial results; development of new products and services; interest rates and cost of borrowing; our ability to maintain and improve cost efficiency of operations; changes in foreign currency exchange rates; changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the foreign countries in which we do business; reliance on third parties for manufacturing of products and provision of services; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Results of Operations and Financial Condition” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended March 31, and June 30, 2007 as well as in our 2006 Form 10-K filed with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

Non-GAAP Financial Measures

We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition we have discussed the following non-GAAP measures:

1. “Adjusted Revenue”: We discussed the revenue growth for the third quarter 2007 and the corresponding 2006 period using non-GAAP financial measures. Management believes these measures give investors an additional perspective on revenue trends, as well as the impact to the Company of the acquisition of GIS that was completed in May 2007. To understand these trends in the business, we believe that it is helpful to adjust revenue to illustrate the impact on revenue growth rates of our acquisition of GIS. We have done this by including GIS’ revenue for the comparable 2006 period. We refer to this adjusted revenue as “adjusted revenue” in the following reconciliation table.

2. “Adjusted EPS”: The diluted earnings per share for the 2006 third quarter is discussed in this presentation using non-GAAP financial measures that exclude the effects of (i) the tax benefits from the finalization of tax audits during such period, (ii) restructuring charges, and (iii) litigation charges.

Management believes that these non-GAAP financial measures can provide an additional means of analyzing the current period results against the corresponding prior period results.

However, all of these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. A reconciliation of these non-GAAP financial measures and the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below as well as in the 2007 third quarter presentation slides available at www.xerox.com/investor.

	Three Months Ended September 30,
	2007	2006	% Change
Equipment Sales Revenue:
As Reported	$1,156	$1,012	14%
As Adjusted	$1,156	$1,154	—%

Post Sale, Financing & Other:
As Reported	$3,146	$2,832	11%
As Adjusted	$3,146	$2,976	6%

Total Revenue:
As Reported	$4,302	$3,844	12%
As Adjusted	$4,302	$4,130	4%

Revenue “As Adjusted” adds GIS’ results for the period from July 1st through September 30th 2006 to our 2006 reported revenue.

	Three Months ended September 30, 2006
(in millions, except per-share data)	Diluted EPS	Net Income
As reported	$0.54	$536
Adjustments:
Restructuring	0.07	72
Tax Audit Benefits	(0.45)	(448)
Litigation Matters	0.07	68

Adjusted	$0.23	$228

XXX

APPENDIX I

Xerox Corporation

Earnings per Common Share

(Dollars in millions, except per share data.

Shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Basic Earnings per Share:

Net Income	$254	$536	$753	$996
Accrued dividends on Series C Mandatory Convertible Preferred Stock (1)	—	—	—	(29)

Adjusted net income available to common shareholders	$254	$536	$753	$967

Weighted Average Common Shares Outstanding	932,217	974,737	938,729	938,690

Basic Earnings per Share	$0.27	$0.55	$0.80	$1.03

Diluted Earnings per Share:

Net Income	$254	$536	$753	$996
Interest on Convertible Securities, net	—	—	1	1

Adjusted net income available to common shareholders	$254	$536	$754	$997

Weighted Average Common Shares Outstanding	932,217	974,737	938,729	938,690
Common shares issuable with respect to:
Stock options	8,265	8,585	9,005	8,499
Restricted stock and performance shares	9,071	4,115	6,889	3,499
Series C Mandatory Convertible Preferred Stock (1)	—	—	—	49,865
Convertible securities	1,992	1,992	1,992	1,992

Adjusted Weighted Average Common Shares Outstanding	951,545	989,429	956,615	1,002,545

Diluted Earnings per Share	$0.27	$0.54	$0.79	$0.99

(1)	Series C Mandatory Convertible Preferred Stock were converted to common shares in July 2006.

APPENDIX II

Xerox Corporation

Reconciliation of Segment Operating Profit to Pre-Tax Income

	Three Months Ended September 30,
	2007	2006
Total Segment Operating Profit	$360	$299
Reconciling items:
Restructuring and asset impairment charges	3	(110)
Provision for litigation matters	—	(68)
Losses from Hurricane Katrina	—	2
Restructuring charges of Fuji Xerox	(5)	—
Other expenses	(7)	(3)
Equity in net income of unconsolidated affiliates	(27)	(29)

Pre-tax income	$324	$91

Our reportable segments are consistent with how we manage the business and view the markets we serve. Our reportable segments are Production, Office, Developing Markets Operations (DMO) and Other. The Production and Office segments are centered around strategic product groups, which share common technology, manufacturing and product platforms, as well as classes of customers.

Production:	Monochrome 91+ pages per minute (ppm) excluding 95 ppm with embedded controller, Color 41+ ppm excluding 50 ppm and 60 ppm with embedded controller; North America & Europe

Office:	Monochrome up to 90 ppm as well as 95 ppm with embedded controller; Color up to 40 ppm as well as 50 ppm and 60 ppm with embedded controller; North America & Europe.

DMO:	Operations in Latin America, Brazil, the Middle East, India, Eurasia and Central-Eastern Europe, and Africa

Other:	Xerox Supplies Business Group (predominantly paper), value-added services, Wide Format Systems, Xerox Technology Enterprises (XTE), royalty and licensing, GIS network integration solutions and electronic presentation systems, equity income and non-allocated corporate items.